                                  STATE OF DELAWARE
                                                                          PAGE 1
                           OFFICE OF THE SECRETARY OF STATE

                          ---------------------------------


    I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF "MONTEREY PASTA COMPANY", FILED IN THIS OFFICE ON THE SEVENTH DAY OF APRIL, A.D. 1997, AT 9 O'CLOCK A.M.

    A CERTIFIED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEED FOR RECORDING.


                                        [SEAL]


                             /s/ Edward J. Freel
                             -----------------------------------
                             EDWARD J. FREEL, SECRETARY OF STATE

                             AUTHENTICATION:    8408362
                                                04-07-97
                                       DATE:

2649613 8100
971112232

                                                       STATE OF DELAWARE
                                                       SECRETARY OF STATE
                                                    DIVISION OF CORPORATIONS
                                                   FILED 09:00 AM 04/07/1997
                                                      971112232 - 2649613


                                MONTEREY PASTA COMPANY

                             CERTIFICATE OF DESIGNATIONS
                                          OF
                        SERIES B-1 CONVERTIBLE PREFERRED STOCK

                           (Pursuant to Section 151 of the
                  General Corporation Law of the State of Delaware)

                                  __________________

         Monterey Pasta Company, a Delaware corporation (the "Corporation"), in accordance with the provisions of Section 103 of the General Corporation Law of the State of Delaware (the "DGCL") DOES HEREBY CERTIFY:

         That pursuant to the authority vested in the Board of Directors of the Corporation by the Certificate of Incorporation, as amended, of the Corporation, the Board of Directors of the Corporation, at a meeting duly called and held on March 12, 1997, adopted a resolution providing for the creation of a series of the Corporation's Preferred Stock, $.001 par value, which Series is designated "Series B-1 Convertible Preferred Stock," which resolution is as follows:

         RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation, a series of Preferred Stock, par value $.001 per share, of the Corporation be, and hereby is, created to be designated "Series B-1 Cumulative Preferred Stock" (hereinafter referred to as "Series B-1 Preferred Stock"), consisting of 250 shares, having the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, as set forth in Annex 1, which is attached hereto and incorporated herein by this reference.

         IN WITNESS WHEREOF, Monterey Pasta Company has caused its corporate seal to be hereunto affixed and this certificate to be signed by Kenneth A. Steel, Jr., its President and Chief Executive Officer, as of the 4th day of April 1997.


                             /s/ Kenneth A. Steel Jr.
                             --------------------------------

                                                                    ANNEX 1
                                                                       TO
                                                                   CERTIFICATE
                                                                       OF
                                                                   DESIGNATIONS

                        SERIES B-1 CONVERTIBLE PREFERRED STOCK

         SECTION 1. DESIGNATION AND AMOUNT. The shares of such series shall be designated as "Series B-1 Convertible Preferred Stock" (the "Series B-1 Convertible Preferred Stock"), and the number of shares constituting the Series B-1 Convertible Preferred Stock shall be 250, and shall not be subject to increase.

         SECTION 2. STATED CAPITAL. The amount to be represented in stated capital at all times for each share of Series B-1 Convertible Preferred Stock shall be the greater of (a) the sum of (1) $1,150, (2) to the extent legally available, the accrued but unpaid dividends on such share of Series B-1 Convertible Preferred Stock, PLUS (3) an amount equal to the accrued and unpaid interest on dividends in arrears (as provided in Section 4) through the date of determination and (b) an amount equal to the product obtained by multiplying (x) the number of shares of Common Stock which would, at the time of such determination, be issuable on conversion in accordance with Section 9(a) of one share of Series B-1 Convertible Preferred Stock and any accrued and unpaid dividends thereon and any accrued and unpaid interest on dividends thereon in arrears if a Conversion Notice (as defined herein) were given by the holder of such share of Series B-1 Convertible Preferred Stock on the date of such determination (determined without regard to any limitation on conversion contained in Section 9(a)) TIMES (y) the arithmetic average of the Closing
Price (as defined in Section 9(b)) of the Common Stock for the five consecutive trading days ending one trading day prior to the date of such determination. The Corporation shall take such action as may be required to maintain the amount required by this Section 2 to be represented in stated capital for the Series B-1 Convertible Preferred Stock not less frequently than monthly.

         SECTION 3. RANK. All Series B-1 Convertible Preferred Stock shall rank (1) senior to the Common Stock, par value $.001 including the related rights issued pursuant to the Rights Agreement, dated as of May 15, 1996, between the Company and Corporate Stock Transfer, as Rights Agent, as amended from time to time in accordance with its terms (the "Rights Agreement") (such shares and rights, collectively, the "Common Stock"), of the Corporation, now or hereafter issued, as to payments of dividends and distribution of assets upon liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, and (ii) on a parity with the Series A Convertible Preferred Stock and any additional series of preferred stock of any class which the Board of Directors or the stockholders may from time to time authorize, both as to payment of dividends and as to distributions of assets upon liquidation, dissolution, or winding up the Corporation, whether voluntary or involuntary.

         SECTION 4. DIVIDENDS AND DISTRIBUTIONS. (a) The holders of shares of Series B-1 Convertible Preferred Stock shall be entitled to receive, when, as, and if declared by the Board of Directors of the Corporation (the "Board of Directors" or the "Board") out of funds legally available for such purpose, dividends at the rate of $80.00 per annum per share, and no more, which shall be fully cumulative, shall accrue without interest (except as otherwise provided herein as to dividends in arrears) from April 1, 1997 and shall be payable in cash quarterly on March 1, June 1, September 1, and December 1 of each year commencing June 1, 1997 (except that if any such date is a Saturday, Sunday, or legal holiday, then such dividend shall be payable on the next succeeding day that is not a Saturday, Sunday, or legal holiday) to holders of record as they appear on the stock books of the Corporation on such record dates, not more than 20 nor less than 10 days preceding the payment dates for such dividends, as shall be fixed by the Board. Dividends on the Series B-1 Convertible Preferred Stock shall be paid in cash or, subject to the limitations in Section 4(b) hereof, shares of Common Stock of the Corporation or any combination of cash and shares of Common Stock, at the option of the

Corporation is hereinafter provided. The amount of the dividends payable per share of Series B-1 Convertible Preferred Stock for each quarterly dividend period shall be computed by dividing the annual dividend amount by four. The amount of dividends payable for the initial dividend period and any period shorter than a full quarterly dividend period shall be computed on the basis of a 360-day year of twelve 30-day months. Dividends not paid on a payment date, whether or not such dividends have been declared, will bear interest at the rate of 12% per annum or at such rate as is legally permitted under applicable law, until paid. No dividends or other distributions, other than dividends payable solely in shares of Common Stock or other capital stock of the Corporation ranking junior as to dividends to the Series B-1 Convertible Preferred Stock (collectively, the "Junior Dividend Stock"), shall be paid or set apart for payment on any shares of Junior Dividend Stock, and no purchase, redemption, or other acquisition shall be made by the Corporation of any shares of Junior Dividend Stock unless and until all accrued and unpaid dividends on the Series B-1 Convertible Preferred Stock and interest on dividends in arrears at the rate specified herein shall have been paid or declared and set apart for payment.

         If at any time any dividend on any capital stock of the Corporation ranking senior as to dividends to the Series B-1 Convertible Preferred Stock (the "Senior Dividend Stock") shall be in default, in whole or in part, no dividend shall be paid or declared and set apart for payment on the Series B-1 Convertible Preferred Stock unless and until all accrued and unpaid dividends with respect to the Senior Dividend Stock, including the full dividends for the then current dividend period, shall have been paid or declared and set apart for payment, without interest. No full dividends shall be paid or declared and set apart for payment, without interest. No full dividends shall be paid or declared and set apart for payment on any class or series or the Corporation's capital stock ranking, as to dividends, on a parity with the Series B-1 Convertible Preferred Stock (the "Parity Dividend Stock") for any period unless all accrued but unpaid dividends (and interest on dividends in arrears at the rate specified herein) have been, or contemporaneously are, paid or declared and set apart for such payment on the Series B-1 Convertible Preferred Stock. No full dividends shall be paid or declared and set apart for payment on the Series B-1 Convertible Preferred Stock for any period unless all accrued but unpaid dividends have been, or contemporaneously are, paid or declared and set apart for payment on the Parity Dividend Stock for all dividend periods terminating on or prior to the date of payment of such full dividends. When dividends are not paid in full upon the Series B-1 Convertible Preferred Stock and the Parity Dividend Stock, all dividends paid or declared and set apart for payment upon shares of Series B-1 Convertible Preferred Stock (and interest on dividends in arrears at the rate specified herein) and the Parity Dividend Stock shall be paid or declared and set apart for payment pro rata, so that the amount of dividends paid or declared and set apart for payment per share on the Series B-1 Convertible Preferred Stock and the Parity Dividend Stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Series B-1 Convertible Preferred Stock and the Parity Dividend Stock bear to each other.

         Any reference to "distribution" contained in this Section 4 shall not be deemed to include any stock dividend or distributions made in connection with any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary.

         (b) If the Corporation elects in the exercise of its sole discretion to issue shares of Common Stock in payment of dividends on the Series B-1 Convertible Preferred Stock, the Corporation shall issue and dispatch, or cause to be issued and dispatched, to each holder of such shares a certificate representing the number of whole shares of Common Stock arrived at by dividing the per share Computed Price of such shares of Common Stock into the total amount of cash dividends such holder would be entitled to receive if the aggregate dividends on the Series B-1 Convertible Preferred
Stock held by such holder which are being paid in shares of Common Stock were being paid in cash; PROVIDED, HOWEVER, that if certificates representing shares of Common Stock are issued and dispatched to holders of Series B-1 Convertible Preferred Stock subsequent to the third trading day after a dividend payment date, the percentage used to calculate the Computed Price will be reduced by one percent for each trading day after the third trading day following such dividend payment date to the date of dispatch of shares of Stock. No fractional shares of Common Stock shall be issued in payment of dividends. In lieu thereof, the Corporation may issue a number of shares of Common Stock to each holder which reflects a rounding to the nearest whole number of shares of Common Stock or may pay cash. The Corporation shall not exercise its right to issue shares of Common Stock in payment of dividends on Series B-1 Convertible Preferred Stock if:

         (i) the number of shares of Common Stock at the time authorized, unissued and unreserved for all purposes, or held in the Corporation's treasury, is insufficient to pay the portion of such dividends to be paid in shares of Common Stock;

         (ii) the inssuance or delivery of shares of Common Stock as a dividend payment would require registration with or approval of any governmental authority under any law or regulation, and such registration or approval has not been effected or obtained;

         (iii) the shares of Common Stock to be issued as a dividend payment have not been authorized for listing, upon official notice of issuance, on any securities exchange or market on which the Common Stock is then listed; or have not been approved for quotation if the Common Stock is traded in the over-the-counter market;

         (iv) the Computed Price (determined without regard to the proviso to the definition thereof) is less than the par value of the shares of Common Stock;

         (v) the shares of Common Stock (A) cannot be sold or transferred without restriction by unaffiliated holders who receive such shares of Common Stock as a dividend payment or (B) are no longer listed on a national securities exchange, on the Nasdaq National Market or the Nasdaq SmallCap Market; or

         (vi) the issuance of shares of Common Stock in payment of dividends on Series B-1 Convertible Preferred Stock held by any Restricted Person (as defined in Section 9(a) hereof) would result in any Restricted Person beneficially owning more than 4.9% of the Common Stock, determined as provided in the proviso to the second sentence of Section 9(a) hereof.

         Shares of Common Stock issued in payment of dividends on Series B-1 Convertible Preferred Stock pursuant to this Section shall be, and for all purposes shall be deemed to be, validly issued, fully paid and nonassessable shares of Common Stock of the Corporation; the issuance and delivery thereof is hereby authorized; and the dispatch thereof will be, and for all purposes shall be deemed to be, payment in full of the cumulative dividends to which holders are entitled on the applicable dividend payment date.

         "Computed Price" of shares of Common Stock on any date means 100 percent of the arithmetic average of the per share Closing Price (as defined in Section 9(b)) of the Common Stock on the five consecutive trading days ending on the fifth trading day preceding the applicable dividend payment date.

         SECTION 5. LIQUIDATION PREFERENCE. In the event of a liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, the holders of Series B-1 Convertible Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether such assets constitute stated capital or surplus of any nature, an amount per share of Series B-1 Convertible Preferred Stock equal to the sum of (i) all dividends accrued and unpaid thereon to the date of final distribution to such holders, (ii) accrued and unpaid interest on dividends in arrears to the date of distribution at the rate specified in Section 4(a), and (iii)

$1,000.00 (collectively, "the Liquidation Preference"), and no more, before any payment shall be made or any assets distributed to the holders of Common Stock or any other class or series of the Corporation's capital stock ranking junior as to liquidation rights to the Series B-1 Convertible Preferred Stock (collectively, the "Junior Liquidation Stock"); PROVIDED, HOWEVER, that such rights shall accrue to the holders of Series B-1 Convertible Preferred Stock only in the event that the Corporation's payments with respect to the liquidation preference of the holders of capital stock of the Corporation ranking senior as to liquidation rights to the Series B-1 Convertible Preferred Stock (the "Senior Liquidation Stock") are fully met. After the liquidation preferences of the Senior Liquidation Stock are fully met, the entire assets of the Corporation available for distribution shall be distributed ratably among the holders of the Series B-1 Convertible Preferred Stock and any other class or series of the Corporation's capital stock having parity as to liquidation rights with the Series B-1 Convertible Preferred Stock (the "Parity Liquidation Stock") in proportion to the respective preferential amounts to which each is entitled (but only to the extent of such preferential amounts). After payment in full of the liquidation price of the shares of the Series B-1 Convertible Preferred Stock and the Parity Liquidation Stock, the holders of such shares shall not be entitled to any further participation in any distribution of assets by the Corporation. Neither a consolidation or merger of the Corporation with another corporation nor a sale or transfer of all or part of the Corporation's assets for cash, securities, or other property in and of itself will be considered a liquidation, dissolution, or winding up of the Corporation.

         SECTION 6. NO MANDATORY REDEMPTION. The shares of Series B-1 Convertible Preferred Stock shall not be subject to mandatory redemption by the Corporation.

         SECTION 7. NO SINKING FUND. The shares of Series B-1 Convertible Preferred Stock shall not be subject to the operation of a purchase, retirement, or sinking fund.

         SECTION 8. OPTIONAL REDEMPTION. So long as the Corporation is in compliance in all material respects with its obligations to the holders of shares of Series B-1 Convertible Preferred Stock (including, without limitation, its obligations under the Registration Rights Agreement between the Corporation and the original holder of the Series B-1 Convertible Preferred Stock (the "Registration Rights Agreement") and the provisions of this Certificate of Designations), the Corporation shall have the right, exercisable on not less than 15 days or more than 20 days written notice to the holders of record of the shares of Series B-1 Convertible Preferred Stock to be redeemed, at any time on or after the date of initial issuance of shares of Series X Convertible Preferred Stock (the "Issuance Date") to redeem at any time all, and from time to time any part of the Series B-1 Convertible Preferred Stock in accordance with this Section 8. Any notice of redemption (a "Notice of Redemption") under this Section shall be delivered to the holders of the shares of Series B-1 Convertible Preferred Stock at their addresses appearing on the records of the Corporation; PROVIDED, HOWEVER, that any failure or defect in the giving of notice to any such holder shall not affect the validity of notice to or the redemption of shares of Series B-1 Convertible Preferred Stock of any other holder. Any Notice of Redemption shall state (1) that the Corporation is exercising its right to redeem all or a portion of the outstanding shares of Series B-1 Convertible Preferred Stock pursuant to this Section 8, (2) the number of shares of Series B-1 Convertible Preferred Stock held by such holder which are to be redeemed, (3) the Redemption Price (as hereinafter defined) per share of Series B-1 Convertible Preferred Stock to be redeemed, determined in accordance with this Section and (4) the date of redemption of such shares of Series B-1 Convertible Preferred Stock, determined in accordance with this Section (the "Redemption Date"). On the Redemption Date, the Corporation shall make payment of the applicable Redemption Price (as hereinafter defined) to each holder of shares of Series B-1 Convertible Preferred Stock to be redeemed to or upon the order of such holder as specified by such holder in writing to the Corporation at least one business day prior to the Redemption Date. If the Corporation exercises its right to redeem all or a portion of the outstanding shares of Series B-1 Convertible Preferred Stock the Corporation shall make payment to the holders of the shares of Series B-1 Convertible Preferred Stock to be redeemed in respect of each share of Series B-1 Convertible Preferred Stock to be redeemed of an amount equal to the greater of (a) $1.150, plus all accrued but unpaid dividends to the Redemption Date on the share of Series B-1 Convertible Preferred Stock being redeemed and accrued but unpaid interest on the dividends on the share of Series B-1 Convertible Preferred Stock being redeemed in arrears to the Redemption Date and (b) an equal amount to the product obtained by multiplying (x) the number of shares of Common Stock which would, but for the redemption pursuant to this Section 8, be issuable on conversion in accordance with Section 9(a) of one share of Series B-1 Convertible Preferred Stock, and any accrued and unpaid dividends thereon and any accrued and unpaid interest on dividends thereon in arrears if a Conversion Notice were given by the holder of such Series B-1 Convertible Preferred Stock on the Redemption Date (determined without regard to any limitation on conversion contained in Section 9(a)) TIMES (y) the arithmetic average of the Closing Price (as defined in Section 9(b)) of the Common Stock for the five consecutive trading days ending one trading day prior to the Redemption Date (such amount being referred to herein as the "Redemption Price"). Upon redemption of less than all of the shares of Series B-1 Convertible Preferred Stock evidenced by a particular certificate, promptly, but in no event later than three business days after surrender of such certificate to the Corporation, the Corporation shall issue a replacement certificate for the shares of Series B-1 Convertible Preferred Stock which have not been redeemed. Only whole shares of Series B-1 Convertible Preferred Stock may be redeemed. If the Corporation exercises its right to redeem less than all outstanding shares of Series B-1 Convertible Preferred Stock, then such redemption shall be made, as nearly as practical, pro rata among the holders of record of the Series B-1 Convertible Preferred Stock. No share of Series B-1 Convertible Preferred Stock as to which the holder exercises the right of conversion pursuant to Section 9 hereof may be redeemed by the Corporation pursuant to this Section 8 on or after the date of exercise of such conversion right regardless of whether the Notice of Redemption shall have been given prior to the date of exercise of such conversion right.

         SECTION 9.     CONVERSION.

         (a) CONVERSION AT OPTION OF HOLDER. The holders of the Series B-1 Convertible Preferred Stock may, at any time after the earlier of (x) July 31, 1997 and (y) the date on which the Registration Statement is first declared effective by the SEC and on or before two (2) years after the Issuance Date, upon surrender of the certificates therefor, convert any or all of their shares of Series B-1 Convertible Preferred Stock into fully paid and nonassessable shares of Common Stock and such other securities and property as hereinafter provided. Commencing on the date which is 90 days after the Issuance Date, and at any time thereafter, each share of Series B-1 Convertible Preferred Stock may be converted at the principal executive offices of the Corporation, the office of any transfer agent for the Series B-1 Convertible Preferred Stock, if any, the office of any transfer agent for the Common Stock or at such other office or offices, if any, as the Board of Directors may designate, initially into such number of fully paid and nonassessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) determined by dividing (x) the sum of (i) the Conversion Amount, (ii) accrued but unpaid dividends to the Conversion Date on the share of Series B-1 Convertible Preferred Stock being converted, and
(iii) accrued but unpaid interest on the dividends on the share of Series B-1 convertible Preferred Stock being converted in arrears to the Conversion Date by (y) the lower of (1) the product of (A) the Conversion Percentage TIMES
(B) the arithmetic average of the Closing Price of the Common Stock on the five consecutive trading days immediately preceding the Conversion Date or
(2) the product of (A) $5.50 (subject to equitable adjustments for stock splits, stock dividends, combinations, recapitalizations, reclassifications and similar events occurring on or after the date of filing of this Certificate of Designations with the Secretary of State of the State of Delaware) TIMES (B) the Conversion Percentage, in each case subject to adjustment as hereinafter provided (the "Conversion Rate"); PROVIDED, HOWEVER, that in no event shall any holder be entitled to convert any shares of Series B-

1 Convertible Preferred Stock in excess of that number of shares of Series B-1 Convertible Preferred Stock upon conversion of which the sum of (1) the number of shares of Common Stock benefically owned by such holder and any person whose beneficial ownership of shares of Common Stock would be aggregated with such holder's beneficial ownership of shares of Common Stock for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Regulation 13D-G thereunder (each a "Restricted Person" and collectively, the "Restricted Persons") (other than shares of Common Stock deemed beneficially owned through the ownership of unconverted shares of Series B-1 Convertible Preferred Stock) and (2) the number of shares of Common Stock issuable upon the conversion of the number of shares of Series B-1 Convertible Preferred Stock with respect to which the determination in this proviso is being made, would result in benefical ownership by any Restricted Person of more than 4.9% of the outstanding shares of Common Stock. For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and Regulation 13D-G thereunder, except as otherwise provided in clause (1) of the proviso to the immediately preceding sentence. The "Conversion Price" shall be equal to the Conversion Amount divided by the Conversion Rate.

         (b)     CERTAIN DEFINITIONS.

         As used herein, the "Closing Price" of any security on any date shall mean the closing bid price of such security on such date on the principal securities exchange on which such security is traded.

         As used herein, "Computation Date" means

         (1) if the Registration Statement is not filed by the Corporation with the SEC on or before April 30, 1997:

         (A) May 7, 1997, if the Corporation has not filed the Registration Statement with the SEC on or before such date;

         (B) each date which is seven days subsequent to May 7, 1997, in each such case if the Corporation has not filed the Registration Statement with the SEC on or before such subsequent date; and

         (C) the date on which the Corporation files the Registration Statement with the SEC; and

         (2) if the Registration Statement has not been declared effective by the SEC on or before July 31, 1997;

         (A) August 7, 1997, unless the Registration Statement has been declared effective by the SEC on or before August 7, 1997;

         (B) each date which is seven days subsequent to August 7, 1997, in each such case unless the Registration Statement has not been declared effective by the SEC on or before such subsequent date; and

         (C) the date on which the Registration Statement is declared effective by the SEC;

PROVIDED, HOWEVER, that if more than one event which could give rise to a Computation Date during any period shall have occurred, only one of such events shall be deemed to result in a Computation Date so that the adjustments in the Conversion Percentage provided herein by reason of the occurrence of a Computation Date shall be made only once in respect of any period of time and then in the maximum amount based on all such Computation Dates.

         As used herein, the "Conversion Amount" initially shall be equal to $1,000.00, subject to adjustment as hereinafter provided.

         As used herein, "Conversion Date" shall mean the date on which the notice of conversion is actually received by the Corporation, in case of a conversion at the option of the holder pursuant to Section 9(a).

         As used herein, "Conversion Percentage" shall mean with respect to a Conversion Date or a dividend payment date 80%; PROVIDED, HOWEVER, that notwithstanding any other provision hereof (1) if (x) the Corporation shall fail to file the Registration Statement with the SEC on or before April 30, 1997, or (y) the Registration Statement is not ordered effective by the SEC on or before July 31, 1997, and in any such case the Corporation shall fail to make cash payment on a timely basis in the amount specified in Section 2(c) of the Registration Rights Agreement, then in each such case the applicable percentage stated above in this paragraph shall be reduced by one percentage point on each Computation Date (pro rated in the case of any Computation Date which is less than seven days after a Computation Date) and
(2) the Conversion Percentage applicable to a particular conversion shall be subject to reduction as provided in Section 9(c)(6); PROVIDED FURTHER, HOWEVER, that no adjustment pursuant to clause (1) of the first proviso to this definition shall be made after the date on which the shares of Common Stock issued or issuable upon conversion of shares of Series B Convertible Preferred Stock may be sold by all holders thereof pursuant to Rule 144 under the Securities Act of 1933, as amended, in a period of 90 consecutive days (in which case the Conversion Percentage shall be adjusted to such date as if such date were a Computation Date).

         As used herein, "Registration Effective Date" shall mean, with respect to any share of Series B-1 Convertible Preferred Stock, the date on which the Registration Statement is first ordered effective by the SEC.

         As used herein, "Registration Statement" shall mean the Registration Statement required to be filed by the Corporation with the SEC pursuant to
Section 2(a) of the Registration Rights Agreement.

         As used herein, "SEC" shall mean the United States Securities and Exchange Commission.

         (c)     OTHER PROVISIONS.  (1) Notwithstanding anything in this
Section 9(c) to the contrary, no change in the Conversion Amount pursuant to
Section 9(c) shall actually be made until the cumulative effect of the adjustments called for by this Section 9(c) since the date of the last change in the Conversion Amount would change the Conversion Amount by more than 1%. However, once the cumulative effect would result in such a change, then the Conversion Rate shall actually be changed to reflect all adjustments called for by this Section 9(c) and not previously made. Notwithstanding anything in this
Section 9(c), no change in the Conversion Amount shall be made that would result in a Conversion Price of less than the par value of the Common Stock into which shares of Series B-1 Convertible Preferred Stock are at the time convertible.

         (2) The holders of shares of Series B-1 Convertible Preferred Stock at the close of business on the record date for any dividend payment to holders of Series B-1 Convertible Preferred Stock shall be entitled to receive the dividend payable on such shares on the corresponding dividend payment date notwithstanding the conversion thereof after such dividend payment record date or the Corporation's default in payment of the dividend due on such dividend payment date; PROVIDED, HOWEVER, that the holder of shares of Series B-1 Convertible Preferred Stock surrendered for conversion during the period between the close of business on any record date for a dividend payment and the opening of business on the corresponding dividend payment date must pay to the Corporation, within five days after receipt by such holder, an amount equal to the dividend payable on such shares on such dividend payment date if such dividend is paid by the Corporation to such holder. A holder of shares of Series B-1 Convertible Preferred Stock on a record date for a dividend payment who (or whose transferee) tenders any of such shares for conversion into shares of Common Stock on or after such dividend payment date will receive the dividend payable by the Corporation on such shares of Series B-1 Convertible Preferred Stock on such date, and the converting holder need not make any payment of the amount of such dividend in connection with such conversion of shares of Series B-1 Convertible Preferred Stock. Except as provided above, no adjustment shall be made in respect of cash dividends on Common Stock or Series B-1 Convertible Preferred Stock that may be accrued and unpaid at the date of surrender of shares of Series B-1 Convertible Preferred Stock.

         (3) The right of the holders of Series B-1 Convertible Preferred Stock to convert their shares shall be exercised by delivering (which may be done by telephone line facsimile transmission) to the Conversion agent, as provided above, a written notice, duly signed by or on behalf of the holder, stating the number of shares of Series B-1 Convertible Preferred Stock to be converted in the form specified in the Subscription Agreements (the "Conversion Notice"). If a holder of Series B-1 Convertible Preferred Stock elects to convert any shares of Series B-1 Convertible Preferred Stock in accordance with Section 9(a), such holder shall not be required to physically surrender the certificate(s) representing such shares of Series B-1 Convertible Preferred Stock to the Corporation unless all of the shares of Series B-1 Convertible Preferred Stock represented thereby are so converted. Each holder of shares of Series B-1 Convertible Preferred Stock and the Corporation shall maintain records showing the number of shares so converted and the dates of such conversions or shall use such other method, satisfactory to such holder and the Corporation, so as to not require physical surrender of such certificates upon each such conversion. In the event of any dispute or discrepancy, such records of the Corporation shall be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if any shares of Series B-1 Convertible Preferred Stock evidenced by a particular certificate therefor are converted as aforesaid, the holder of Series B-1 Convertible Preferred Stock may not transfer the certificate(s) representing such shares of Series B-1 Convertible Preferred Stock unless such holder first physically surrenders such certificate(s) to the Corporation, whereupon the Corporation will forthwith issue and deliver upon the order of such holder of shares of Series B-1 Convertible Preferred Stock new certificate(s) of like tenor, registered as such holder of shares of Series B-1 Convertible Preferred Stock (upon payment by such holder of shares of Series B-1 Convertible Preferred Stock of any applicable transfer taxes) may request, representing in the aggregate the remaining number of shares of Series B-1 Convertible Preferred Stock represented by such certificate(s). Each holder of shares of Series B-1 Convertible Preferred Stock, by acceptance of a certificate for such shares, acknowledges and agrees that (1) by reason of the provisions of this paragraph and Section 8, following conversion of any shares of Series B-1 Convertible Preferred Stock represented by such certificate, the number of shares of Series B-1 Convertible Preferred Stock represented by such certificate may be less than the number of shares stated on such certificate and the number of shares of Common Stock from the Maximum Share Amount allocated to the shares of Series B-1 Convertible Preferred Stock represented by such certificate for purposes of conversion of such shares may be less than the number thereof on such certificate and (2) the Corporation may place a legend on the certificates for shares of Series B-1 Convertible Preferred Stock which refers to or describes the provisions of this paragraph. The Corporation shall pay any tax arising in connection with any conversion of shares of Series B-1 Convertible Preferred Stock except that the Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery upon conversion of shares of Common Stock or other securities or property in a name other than that of the holder of the shares of the Series B-1 Convertible Preferred Stock being converted, and the Corporation shall not be required to issue or deliver any such shares or other securities or property unless and until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of any such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. The number of shares of Common Stock to be issued upon each conversion of shares of Series C Convertible Preferred Stock shall be the number set forth in the applicable Conversion Notice which number shall be conclusive absent manifest error. The Corporation shall notify a holder who has given a Conversion Notice of any claim of manifest error within one business day after such holder gives such Conversion Notice and no such claim of error shall limit or delay performance of the Corporation's obligation to issue upon such conversion the number of shares of Common Stock which are not in dispute. A Conversion Notice shall be deemed for all purposes to be in proper form unless the Corporation notifies a holder of shares of Series B-1 Convertible Preferred Stock being converted within one business day after a Conversion Notice has been given (which notice shall specify all defects in the Conversion Notice) and any Conversion Notice containing any such defect shall nonetheless be effective on the date given if the converting holder promptly undertakes in writing to correct all such defects.

         (4) The Corporation (and any successor corporation) shall take all action necessary so that a number of shares of the authorized but unissued Common Stock (or common stock in the case of any successor corporation) sufficient to provide for the conversion of the Series B-1 Convertible Preferred Stock outstanding upon the basis hereinbefore provided are at all times reserved by the Corporation (or any successor corporation), free from preemptive rights, for such conversion, subject to the provisions of the next succeeding paragraph. If the Corporation shall issue any securities or make any change in its capital structure which would change the number of shares of Common Stock into which each share of the Series B-1 Convertible Preferred Stock shall be convertible as herein provided, the Corporation shall at the same time also make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding Series B-1 Convertible Preferred Stock on the new basis. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all of the outstanding shares of Series B-1 Convertible Preferred Stock, the Corporation promptly shall seek such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

         (5) In case of any consolidation or merger of the Corporation with any other corporation (other than a wholly-owned subsidiary of the Corporation) in which the Corporation is not the surviving corporation, or in case of any sale or transfer of all or substantially all of the assets of the Corporation, or in the case of any share exchange pursuant to which all of the outstanding shares of Common Stock are converted into other securities or property, the Corporation shall make appropriate provision or cause appropriate provision to be made so that each holder of shares of Series B-1 Convertible Preferred Stock then outstanding shall have the right thereafter to convert such shares of Series B-1 Convertible Preferred Stock into the kind of shares of stock and other securities and property receivable upon such consolidation, merger, sale, transfer, or share exchange by a holder of shares of Common Stock into which such shares of Series B-1 Convertible Preferred Stock could have been converted immediately prior to the effective date of such consolidation, merger, sale, transfer, or share exchange and on a basis which preserves the economic benefits of the conversion rights of the holders of shares of Series B-1 Convertible Preferred Stock on a basis as nearly as practical as such rights exist hereunder prior thereto. If, in connection with any such consolidation, merger, sale, transfer, or share exchange, each holder of shares of Common Stock is entitled to elect to receive securities, cash, or other assets upon completion of such transaction, the Corporation shall provide or cause to be provided to each holder of Series B-1 Convertible Preferred Stock the right to elect the securities, cash, or other assets into which the Series B-1 Convertible Preferred Stock held by such holder shall be convertible after completion of any such transaction on the same terms and subject to the same conditions applicable to holders of the Common Stock (including, without limitation, notice of the right to elect, limitations on the period in which such election shall be made, and the effect of failing to exercise the election). The Corporation shall not effect any such transaction unless the provisions of this paragraph have been complied with. The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers, or share exchanges.

         (6) If a holder shall have given a Conversion Notice for shares of Series B-1 Convertible Preferred Stock, the Corporation shall issue and deliver to such person certificates for the Common Stock issuable upon such conversion within three business days after such Conversion Notice is given and the person converting shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, and all rights with respect to the shares surrendered shall forthwith terminate except the right to receive the Common Stock or other securities, cash, or other assets as herein provided. If a holder shall have given a Conversion Notice as provided herein, the Corporation's obligation to issue and deliver the certificates for Common Stock shall be absolute and unconditional, irrespective of any action or inaction by the converting holder to enforce the same, any waiver or consent with respect to any provision thereof, the recovery of any judgment against any person or any action to enforce the same, any failure or delay in the enforcement of any other obligation of the Corporation to the holder of record, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the holder of any obligation to the Corporation, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to the holder in connection with such conversion. If the Corporation fails to issue and deliver the certificates for the Common Stock to the holder converting shares of Series B-1 Convertible Preferred Stock pursuant to the first sentence of this paragraph as and when required to do so, in addition to any other liabilities the Corporation may have hereunder and under applicable law (1) the Corporation shall pay or reimburse such holder on demand for all out-of-pocket expenses including, without limitation, fees and expenses of legal counsel incurred by such holder as a result of such failure, (2) the Conversion Percentage applicable to such conversion shall be reduced by two-and-one-half percentage points from the Conversion Percentage applicable to such conversion and (3) such holder may by written notice (which may be given by mail, courier, personal service or telephone line facsimile transmission) or oral notice (promptly confirmed in writing) given at any time prior to delivery to such holder of the certificates for the shares of Common Stock issuable upon such conversion of shares of Series B-1 Convertible Preferred Stock, rescind such conversion, whereupon such holder shall have the right to convert such shares of Series B-1 Convertible Preferred Stock thereafter in accordance herewith.

         (7) No fractional shares of Common Stock shall be issued upon conversion of Series B-1 Convertible Preferred Stock but, in lieu of any fraction of a share of Common Stock to purchase fractional shares of Common Stock which would otherwise be issuable in respect of the aggregate number of such shares surrendered for conversion at one time by the same holder, the Corporation at its option (a) may pay in cash an amount equal to the product of (i) the arithmetic average of the Closing Price of a share of Common Stock on the three consecutive trading days ending on the trading day immediately preceding the Conversion Date and (ii) such fraction of a share or (b) may issue an additional share of Common Stock.

         (8) The Conversion Amount shall be adjusted from time to time under certain circumstances, subject to the provisions of the first three sentences of Section 9(c)(1), as follows:

         (i) In case the Corporation shall issue rights or warrants on a pro rata basis to all holders of the Common Stock entitling such holders to subscribe for or purchase Common Stock on the record date referred to below at a price per share less than the average daily Closing Prices of the Common Stock on the 30 consecutive business days commencing 45 business days before the record date (the "Current Market Price") excluding, however, any rights issued pursuant to the Rights Agreement, then in each case the Conversion Amount in effect on such record date shall be adjusted in accordance with the formula



    C1 = C x O + N
             -----
         O + N x P
             -----
                 M

where

    C1   = the adjusted Conversion Amount

    C    = the current Conversion Amount

    O    = the number of shares of Common Stock outstanding on the record date.

    N    = the number of additional shares of Common Stock issuable pursuant to the exercise of such rights or warrants.

    P    = the offering price per share of the additional shares (which amount shall include amounts received by the Corporation in respect of the issuance and the exercise of such rights or warrants).

    M    = the Current Market Price per share of Common Stock on the record date.

Such adjustment shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants. If any or all such rights or warrants are not so issued or expire or terminate before being exercised, the Conversion Amount then in effect shall be readjusted appropriately.

         (ii) In case the Corporation shall, by dividend or otherwise, distribute to all holders of its Junior Stock (as hereinafter defined) evidences of its indebtedness or assets (including securities, but excluding any warrants or subscription rights referred to in subparagraph (i) above and any dividend or distribution paid in cash out of the retained earnings of the Corporation), then in each such case the Conversion Amount then in effect shall be adjusted in accordance with the formula

    C1 = C x M
             --
         M - F

where


    C1   = the adjusted Conversion Amount

    C    = the current Conversion Amount

    M    = the Current Market Price per share of Common Stock on the record date mentioned below.

    F    = the aggregate amount of such cash dividend and/or the fair market value on the record date of the assets or securities to be distributed divided by the number of shares of Common Stock outstanding on the record date. The Board of Directors shall determine such fair market value, which determination shall be conclusive.

Such adjustment shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution. For purposes of this subparagraph (ii), "Junior Stock" shall include any class of capital stock ranking junior as to dividends or upon liquidation to the Series B-1 Convertible Preferred Stock.

         (iii) All calculations hereunder shall be made to the nearest cent or to the nearest 1/100 of a share, as the case may be.

         (iv) If at any time as a result of an adjustment made pursuant to
Section 9(c)(5), the holder of any Series B-1 Convertible Preferred Stock thereafter surrendered for conversion shall become entitled to receive securities, cash, or assets other than Common Stock, the number or amount of such securities or property so receivable upon conversion shall be subject to adjustment from time to time in a manner and on terms nearly equivalent as practicable to the provisions with respect to the Common Stock contained in subparagraphs (i) to (iii) above.

         (9) Except as otherwise provided above in this Section 9, no adjustment in the Conversion Amount shall be made in respect of any conversion for share distributions or dividends theretofore declared and paid or payable on the Common Stock.

         (10) Whenever the Conversion Amount is adjusted as herein provided, the Corporation shall send to each transfer agent, if any, for the Series B-1 Convertible Preferred Stock and the Common Stock, and to the principal securities exchange, if any, on which the Series B-1 Convertible Preferred Stock and the Common Stock is traded, or the Nasdaq National Market if the Series B-1 Convertible Preferred Stock or Common Stock is admitted for a quotation thereon, a statement signed by the Chairman of the Board, the President, or any Vice President of the Corporation and by its Treasurer or its Secretary or an Assistant Secretary stating the adjusted Conversion Amount determined as provided in this Section 9, and any adjustment so evidenced, given in good faith, shall be binding upon all stockholders and upon the Corporation. Whenever the Conversion Amount is adjusted, the Corporation will give notice by mail to the holders of record of Series B-1 Convertible Preferred Stock, which notice shall be made within 15 days after the effective date of such adjustment and shall state the adjustment and the Conversion Amount. Notwithstanding the foregoing notice provisions, failure by the Corporation to give such notice or a defect in such notice shall not affect the binding nature of such corporate action of the Corporation.

         (11) Whenever the Corporation shall propose to take any of the actions specified in Section 9(c)(5) or in subparagraphs (i) or (ii) of
Section 9(c)(8) which would result in any adjustment in the Conversion Amount under this Section 9(c), the Corporation shall cause a notice to be mailed at least 20 days prior to the date on which the books of the Corporation will close or on which a record will be taken for such action, to the holders of record of the outstanding Series B-1 Convertible Preferred Stock on the date of such notice. Such notice shall specify the action proposed to be taken by the Corporation and the date as of which holders of record of the Common Stock shall participate in any such actions or be entitled to exchange their Common Stock for securities or other property, as the case may be. Failure by the Corporation to mail the notice or any defect in such notice shall not affect the validity of the transaction.

         (12) Notwithstanding any other provision of this Section 9, no adjustment in the Conversion Amount need be made (a) for a transaction referred to in subparagraphs (i) or (ii) of Section 9(c)(8) if holders of Series B-1 Convertible Preferred Stock are to participate in the transaction or distribution on a basis and with notice that the Board of Directors determines such transaction to be fair to the holders of the Series B-1 Convertible Preferred Stock and appropriate in light of the basis on which holders of the Common Stock or, in the case of a transaction referred to in said subparagraph (ii) holders of Junior Stock participate in the transaction; (b) for sales of Common Stock pursuant to a plan for reinvestment of dividends and interest, PROVIDED, that the purchase price in any such sale is at least equal to the fair market value of the Common Stock at the time of such purchase, or pursuant to any plan adopted by the Corporation for the benefit of its employees, directors, or consultants; or
(c) after such time as a holder of shares of Series B-1 Convertible Preferred Stock becomes entitled to receive only cash upon conversion of such shares (in which case no interest shall accrue on the amount of such cash for any period prior to the date which is three business days after surrender of the certificates for such shares for conversion).

         (d) MANDATORY CONVERSION. So long as the Corporation shall be in compliance in all material respects with its obligations to the holders of the Series B-1 Convertible Preferred Stock (including its obligations under the Registration Rights Agreement and the provisions of this Certificate of Designations) and so long as the Registration Statement shall be effective,
(1) on the date the Registration Statement is first declared effective by the SEC or on any date within five business days thereafter the Corporation may, by notice to the holders of the shares of Series B-1, require all of the outstanding shares of Series B-1 Convertible Preferred Stock to be converted and (2) on the date which is 730 days after the Registration Effective Date (the "Mandatory Conversion Date") all of the shares of Series B-1 Convertible Preferred Stock then outstanding shall be converted, in either such case, in accordance with the provisions, and subject to the limitations, of Section 9(a), into shares of Common Stock to the extent the same are at such time convertible into shares of Common Stock. On the Mandatory Conversion Date, the Corporation shall mail by first class mail or otherwise deliver to each holder of Series B-1 Convertible Preferred Stock a notice (a "Section 9(d) Notice"), which shall state (1) the number of shares of Series B-1 Convertible Preferred Stock held by such holder which have been converted into shares of Common Stock in accordance with this Section 9(d) and (2) the Mandatory Conversion Date. If the Corporation shall give a Section 9(d) Notice, then, unless theretofore converted by the holder in accordance herewith or redeemed by the Corporation, and so long as the Registration Statement shall remain effective on the Mandatory Conversion Date and the Corporation shall be in compliance in all material respects with its obligations to the holders of the Series B-1 Convertible Preferred Stock (including its obligations under the Registration Rights Agreements and the provisions of this Certificate of Designations) on the Mandatory Conversion Date, then on the Mandatory Conversion Date properly set forth therein, all shares of Series B-1 Convertible Preferred Stock which, on the Mandatory Conversion Date are convertible in accordance with Section 9(a) hereof, shall be converted into such number of shares of Common Stock as shall be determined pursuant to this Section 9 as if the conversion of such number of shares of Series B-1 Convertible Preferred Stock were made by the holders thereof in accordance herewith and as if the Mandatory Conversion Date were the Conversion Date. Upon the surrender of certificates for shares of Series B-1 Convertible Preferred Stock by the holder after a Section 9(d) Notice is given, the Corporation shall issue, and, within three trading days after such surrender, deliver to or upon the order of such holder that number of shares of Common Stock as shall be issuable in respect to the conversion of the number of shares of Series B-1 Convertible Preferred Stock converted, together with accrued and unpaid dividends thereon to the date of conversion and accrued and unpaid interest on dividends on such shares which are in arrears, into Common Stock as shall be determined in accordance herewith.

         (e) LIMITATION ON NUMBER OF SHARES ISSUED ON CONVERSION; MANDATORY REDEMPTION. (1) Notwithstanding any other provision herein, unless the Stockholder Approval (or waiver from the National Association of Securities Dealers, Inc.) has been obtained, the corporation shall not be required to issue upon conversion of shares of Series B-1 Convertible

Preferred Stock, more than 321,191 shares of Common Stock, such amount to be subject to adjustment from time to time for stock splits, stock dividends, combinations, capital reorganizations and similar events relating to the Common Stock occurring after the date of filing of this Certificate of Designations with the Secretary of State of the State of Delaware, upon conversion of shares of Series B-1 Convertible Preferred Stock (the "Maximum Share Amount"). The Maximum Share Amount shall be allocated pro rata among the initial holders of the Series B-1 Convertible Preferred Stock in the rato that the respective number of shares of Series B-1 Convertible Preferred Stock issued to each holder bears to 250 shares and each certificate for such shares initially issued shall bear a notation to that effect. Upon each surrender of a certificate for conversion of a portion of the shares of Series B-1 Convertible Preferred Stock represented thereby shall bear a notation as to the remaining portion of the Maximum Shares Amount allocated to the shares of Series B-1 Convertible Preferred Stock represented by such a certificate. Upon any split up of a certificate for outstanding shares of Series B-1 Convertible Preferred Stock into two or more certificates for shares of Series A Convertible Preferred Stock (including, without limitation, in connection with a transfer thereof), each new certificate shall bear a notation as to the portion of Maximum Share Amount allocated to conversions of the shares of Series B-1 Convertible Preferred Stock represented by such new certificate (which shall be determined as a pro rata portion of the portion of the Maximum Share Amount represented by the certificate so split up).

         (2) The Corporation shall promptly, but in no event later than five business days after the occurrence, give notice to each holder (by first class mail, postage prepaid, at such holder's address as the same appears on the stock books of the Corporation) if on any date the Corporation would not have been required to convert shares of Series B-1 Convertible Preferred Stock as a consequence of the limitation set forth in Section 9(e)(1) had all outstanding shares of Series B-1 Convertible Preferred Stock been surrendered for conversion into Common Stock on such date. If the Corporation shall have given or been required to give any such notice, the Corporation shall promptly, but in no event later than fifteen business days thereafter, redeem, out of funds legally available for such redemption, all or such portion of the outstanding shares of Series B-1 Convertible Preferred Stock as shall not, on the business day prior to the date of giving notice of such redemption, be convertible into shares of Common Stock by reason of the limitations set forth in Section 9(a)(1), at a redemption price per share equal to the Redemption Price which would be payable on the date such share is redeemed pursuant to this Section if such share were redeemed on such date pursuant to Section 8 (the "Special Redemption Price"). The Corporation shall not have the right to delay or to defer any redemption required by this
Section 9(e)(2) in order to seek the Shareholder Approval unless consented to by the holders of all outstanding shares of Series B-1 Convertible Preferred Stock.

         (3) The provisions of Section 9(e)(2) shall continue to apply notwithstanding the giving of any notice or any redemption of shares of Series B-1 Convertible Preferred Stock pursuant thereto on any particular occasion.

         (4) Any notice of redemption (a "Section 9(e) Notice") under this
Section 9(e) shall be delivered to the holders of the shares of Series B-1 Convertible Preferred Stock at their addresses appearing on the records of the Corporation; PROVIDED, HOWEVER, that any failure or defect in the giving of notice to any such holder shall not affect the validity of notice to, or the redemption of shares of Series B-1 Convertible Preferred Stock of, any other holder. Any Section 9(e) Notice shall state (1) that the Corporation is redeeming all or a portion of the outstanding shares of Series B-1 Convertible Preferred Stock pursuant to this Section 9(e), (2) the number of shares of Series B-1 Convertible Preferred Stock held by such holder which are to be redeemed, (3) that the share are to be redeemed at the Special Redemption Price per share of Series B-1 Convertible Preferred Stock, determined in accordance with this Section 9(e), and (4) the date of redemption of such shares of Series B-1 Convertible Preferred Stock, determined in accordance with this Section 9(e) (the "Special Redemption Date"). On the Special Redemption

Date, the Corporation shall make payment in immediately available funds, out of funds legally available for such redemption, of the Special Redemption Price to each holder of shares of Series B-1 Convertible Preferred Stock to be redeemed to or upon the order of such holder as specified by such holder in writing to the Corporation at least two business days prior to the Special Redemption Date. Upon redemption of less than all of the shares of Series B-1 Convertible Preferred Stock evidenced by a particular certificate, promptly, but in no event later than three business days after surrender of such certificate to the Corporation, the Corporation shall issue a replacement certificate for the shares of Series B-1 Convertible Preferred Stock which have not been redeemed. Only whole shares of Series B-1 Convertible Preferred Stock may be redeemed. If the Corporation is required to redeem less than all outstanding shares of Series B-1 Convertible Preferred Stock, then such redemption shall be made, as nearly as practical, pro rata among the holders of record the Series B-1 Convertible Preferred Stock. Notwithstanding any other provision of this Certificate of Designations or any Section 9(e) Notice, no share of Series B-1 Convertible Preferred Stock as to which the holder has exercised at any time prior to the applicable Special Redemption Date the right of conversion pursuant to Section 9 hereof may be redeemed by the Corporation on or after the date of exercise of such conversion right (Whether such conversion right is exercised prior to, on or after the giving of a Section 9(e) Notice).

         (5) As used in this Section 9(e). "Stockholder Approval" means the approval by a majority of the votes cast by the holders of shares of Common Stock (in person or by proxy) at a meeting of the shareholders of the Corporation (duly convened at which a quorum was present), or a written consent of holders of shares of Common Stock entitled to such number of votes given without a meeting of the issuance by the Corporation of 20% or more of the outstanding Common Stock of the Corporation for less than the greater of the book or market value of such Common Stock on conversion of the Series B-1 Convertible Preferred Stock, as and to the extent required under Section 4460(i)(1)(D) of the rules of the National Association of Securities Dealers, Inc. (or any successor or replacement provisions thereof).

         SECTION 10. VOTING RIGHTS. Except as otherwise required by law or expressly provided herein, shares of Series B-1 Convertible Preferred Stock shall not be entitled to vote on any matter.

         The affirmative vote or consent of the holders of a majority of the outstanding shares of the Series B-1 Convertible Preferred Stock, voting separately as a class, will be required for (1) any amendment, alteration, or repeal, whether by merger or consolidation of otherwise, of the Corporation's Certificate of Incorporation if the amendment, alteration, or repeal materially and adversely affects the powers, preferences, or special rights of the Series B-1 Convertible Preferred Stock, or (2) the creation and issuance of any Senior dividend Stock or Senior Liquidation Stock; PROVIDED, HOWEVER, that any increase in the authorized preferred stock of the Corporation or the creation and issuance of any stock which is both Junior Dividend Stock and Junior Liquidation Stock or any other capital stock of the Corporation ranking on a parity with the Series B-1 Convertible Preferred Stock shall not be deemed to affect materially and adversely such powers, preferences, or special rights.

         SECTION 11. OUTSTANDING SHARES. For purposes of this Certificate of Designations, all shares of Series B-1 Convertible Preferred Stock shall be deemed outstanding except (i) from the date of surrender of certificates representing shares of Series B-1 Convertible Preferred Stock for conversion into Common Stock, all shares of Series B-1 Convertible Preferred Stock converted into Common Stock; (ii) from the date of registration of transfer, all shares of Series B-1 Convertible Preferred Stock held of record by the Corporation or any subsidiary or Affiliate (as defined herein) of the Corporation and (iii) from the Redemption Date, all shares of Series B-1 Convertible Preferred Stock which are redeemed, so long as in each case the Redemption Price of such shares of Series B-1 Convertible Preferred Stock shall have been paid by the Corporation as and when required hereby. For the purposes of this Certificate of

Designations, "Affiliate" means any person directly or indirectly or indirectly controlling or controlled by or under direct or indirect common control with the Corporation. "Control" is the power to direct the management and policies of a person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise.